EXHIBIT 99.1

TV Goods Announces Acquisition of KDAA, Inc.

CLEARWATER, FL--(Marketwire - 09/17/10) - H & H Imports, Inc. (OTC.BB:HNHI - News), parent company of TV Goods Holding Corporation and TV Goods, Inc., today announced that TV Goods Holdings Corporation (its wholly owned subsidiary) has acquired a majority and controlling interest in KDAA, Inc., a privately held Florida corporation. Under the terms of the Stock Purchase Agreement, the Company received fifty-one percent of the issued and outstanding stock in the KDAA. KDAA will become a subsidiary of HNHI. A Form 8-K will be filed next week disclosing the material terms of the transaction.

About The Company:

H&H Imports, Inc. is the parent company of TV Goods Holding Corporation. TV Goods Holding Corporation is a direct response marketing company. We identify, develop, market and distribute consumer products for global distribution. TV Goods was established by Kevin Harrington, a pioneer and principal architect of the "infomercial" industry. Kevin Harrington is an original investor on the ABC show called Shark Tank; the show is owned by SONY Pictures and produced by reality TV mogul Mark Burnett. TV Goods was formed by to build upon the track record of success of its management team, responsible for over 500 infomercials and spots accounting for over $4 billion in sales revenues. For more information go to: www.TVGoodsHolding.com

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future," "plan" or "planned," "expects," or "projected." These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and additional risks factors as discussed in reports filed by the company with the Securities and Exchange Commission, which are available at http://www.sec.gov.

Contact:

Investor Contact:
DC CONSULTING LLC
407-792-3332
investorinfo@dcconsultingllc.com